SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|_| Preliminary Proxy Statement      |_| Confidential, For Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))

|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               DIGITEC 2000, INC.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

(1) Title of each class of securities to which transaction applies:


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(2) Aggregate number of securities to which transaction applies:


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(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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(4) Proposed maximum aggregate value of transaction:


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(5) Total fee paid:


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|_| Fee paid previously with preliminary materials:


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|_| Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:


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(2) Form, Schedule or Registration Statement no.:


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                                        1

                               DIGITEC 2000, INC.
                         8 West 38th Street, Fifth Floor
                            New York, New York 10018

                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held on December 9, 1999

                                   ----------

            NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Digitec 2000, Inc., a Nevada corporation (the "Company"), will be held at the offices of the Company, 8 West 38th Street, Fifth Floor, New York, New York 10018 on Wednesday, December 9, 1999 at 10:00 a.m., New York time, for the following purposes:

                  1. To elect three directors, each to serve for a term of one year.

                  2. To approve the appointment of BDO Seidman, LLP to act as the Company's independent certified public accountants for the Company's fiscal year ending June 30, 2000; and

                  3. To act upon any other matter which may properly be brought before the meeting or any adjournment thereof.

            Only shareholders of record at the close of business on October 19, 1999 will be entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof.

            You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, please mark, date and sign the accompanying proxy and return it in the enclosed envelope. If you do attend, you may revoke your proxy and vote your shares in person if you wish to do so.

                                          By Order of the Board of Directors,

                                          DIEGO E. ROCA
                                          Secretary

New York, New York
October 20, 1999

                               DIGITEC 2000, INC.

                                   ----------

                                 PROXY STATEMENT
                                       for
                         ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held on December 9, 1999

                                   ----------

            This Proxy Statement and accompanying proxy is being furnished to shareholders of Digitec 2000, Inc., a Nevada corporation (the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Thursday, December 9, 1999 at 10:00 a.m., New York time at the offices of the Company, 8 West 38th Street, Fifth Floor, New York, New York 10018, and at any adjournment thereof (the "Annual Meeting"). The mailing address of the principal executive offices of the Company is 8 West 38th Street, New York, New York 10018. It is anticipated that this Proxy Statement and related form of proxy will be first mailed to shareholders of the Company on or about October 27, 1999.

                                     VOTING

            If the enclosed form of proxy is executed and returned, all shares represented thereby will be voted in accordance with the shareholder's instructions. If no such instructions are specified, the proxy will be voted FOR the election as directors of the nominees named herein, or of such substitute nominee or nominees as may be designated by the Board of Directors if the nominees named herein are unable to serve and FOR approval of the appointment of BDO Seidman, LLP, independent certified public accountants, as the Company's independent auditors for its 2000 fiscal year and until their successor is appointed and approved. A proxy may be revoked at any time before it is exercised either by executing and filing, prior to the commencement of the Annual Meeting, a subsequently dated proxy revoking the proxy previously given or by voting in person at the Annual Meeting.

            The Company will bear its own cost of the solicitation of proxies. Proxies will be solicited initially by mail. Further solicitation may be made by directors, officers and employees of the Company personally, by telephone or otherwise, but such person will not be specifically compensated for such services. The Company also intends to make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of the Common Stock, $.001 par value per share (the "Common Stock") and the Series A Preferred Stock, $.001 par value per share (the "Preferred Stock"), of the Company. Upon request, the Company will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of Common Stock which such persons hold of record. The Company has retained Corporate Investors Communications, Inc. to perform solicitation services in connection with this proxy statement. For such services, Corporate Investors Communications, Inc. will receive a fee of up to $4,500 and will be reimbursed for certain out-of-pocket expenses and indemnified against certain liabilities incurred in connection with this proxy solicitation.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

            Holders of the Common Stock and the Preferred Stock of the Company, as of October 19, 1999, the record date for determining persons entitled to notice of, and to vote at, the Annual Meeting, are entitled to vote on all matters at the Annual Meeting. Each share of Common Stock entitles the holder to one vote, and each share of Preferred Stock entitles the holder to 11.98 votes (the number of shares of Common Stock into which a share of Preferred Stock may be converted upon regular conversion at the current conversion price of $8.3463 per share), on each matter submitted to a vote of the shareholders. The holders of shares representing a majority of the votes of the issued and outstanding stock and entitled to vote, present in person or represented by proxy, constitute a quorum for the meeting. As of October 19, 1999, the Company had outstanding and entitled to vote 7,058,988 shares of Common Stock and 61,050 shares of Preferred Stock entitled to 731,462 votes. The holders of Common Stock and Preferred Stock vote together as a class, except as required by law and as otherwise provided in the Certificate of Designation establishing the Preferred Stock.

            Proxies indicating shareholder abstentions will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on any matter and, therefore, except in the case of director elections, will have the same effect as a vote against the matter. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees that are represented at a meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on any matter and will not be included for purposes of determining the aggregate voting power or number of votes cast at the Annual Meeting.

                           PRINCIPAL SECURITY HOLDERS

            The following table sets forth certain information with respect to the only persons known by the Company, based on statements filed by such persons pursuant to Section 13(d) or

13(g) of the Securities Exchange Act of 1934, as amended (the "34 Act"), to own beneficially in excess of 5% of the Common Stock as of October 19, 1999.

                                                        Shares
Name and Address                                        Beneficially   Percent
of Beneficial Owner            Position                 Owned(1)       of Class
-------------------            --------                 --------       --------

Frank C. Magliato              Chairman, Chief          2,666,859(2)   33.0%
8 West 38th Street             Executive Officer,
Fifth Floor                    President and
New York, NY 10018             Director

Telephone Electronics          Shareholder              1,475,126      20.9%
Corporation
200 Southwest Street
Jackson, MS 39201

Dealer Capital Corporation     Shareholder              1,927,273(3)   21.4%
3635 Garden Brook, Suite 8600
Farmers Branch, TX 75324

Premiere                       Shareholder              731,462(4)     10.3%
Communications, Inc.
3399 Peachtree Road, NE
Lenox Building, Suite 600
Atlanta, GA 30326

----------
(1) Pursuant to Rule 13d-3(d)(1) under the 34 Act, the table includes shares of Common Stock that can be acquired through the exercise of options, warrants or convertible securities within 60 days. The percent of the class owned by each such person has been computed assuming the exercise of all such options, warrants or convertible securities deemed to be beneficially owned by such person, and assuming that no options held by any other person have been exercised. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.

(2) Includes 250,000 shares of Common Stock held in trust for Kendall Magliato, daughter of Mr. Magliato. Mr. Magliato's spouse is the trustee for such shares and Mr. Magliato disclaims beneficial interest therein. Also includes 1,029,167 shares of Common Stock underlying warrants to purchase Common Stock and 181.8 shares of Common Stock issuable upon conversion of promissory notes held by Mr. Magliato and his wife.

(3) Includes 1,200,000 shares of Common Stock underlying warrants to purchase Common Stock and 727,273 shares of Common Stock issuable upon conversion of promissory notes

(4) Assumes the conversion of 61,050 shares of the Preferred Stock into Common Stock.

                        SECURITY OWNERSHIP OF MANAGEMENT

            The table below sets forth information concerning the shares of Common Stock beneficially owned, as of October 19, 1999, by each director, the Chief Executive Officer and the other executive officers who were serving at the end of the Company's last fiscal year.

                                                        Shares
Name and Address                                        Beneficially    Percent
of Beneficial Owner            Position                 Owned(1)        of Class
-------------------            --------                 --------        --------

Frank C. Magliato              Chairman, Chief          2,666,859(2)    33.0%
8 West 38th Street             Executive Officer,
Fifth Floor                    President and
New York, NY 10018             Director

Lori Ann Perri                 Director                 122,911(3)      1.7%
8 West 38th Street
Fifth Floor
New York, NY 10018

Francis J. Calcagno            Director                 140,000(4)      2.0%
8 West 38th Street
Fifth Floor
New York, NY 10018

Diego E. Roca                  Senior Vice President,   356,250(5)      4.8%
8 West 38th Street              Treasurer and
Fifth Floor                     Secretary
New York, NY 10018

Barry Catmur                   Vice President           15,996          .23%
8 West 38th Street              of Operations
Fifth Floor
New York, NY 10018

Charles Nelson Garber          Former Vice President    0(6)            0%
8 West 38th Street              & Chief Financial
Fifth Floor                     Officer
New York, NY 10018

All Named Executive                                     3,302,016(7)    38.2%
Officers and Directors
as a Group (6 Persons)

----------
(1) Pursuant to Rule 13d-3(d)(1) under the 34 Act, the table includes shares of Common Stock that can be acquired through the exercise of options within 60 days. The percent of the class owned by each such person has been computed assuming the exercise of all such options deemed to be beneficially owned by such person, and assuming that no options held by any other person have been exercised. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.

(2) Includes 250,000 shares of Common Stock held in trust for Kendall Magliato, daughter of Mr. Magliato. Mr. Magliato's spouse is the trustee for such shares and Mr. Magliato disclaims beneficial interest therein. Also includes 1,029,167 shares of Common Stock underlying warrants to purchase Common Stock and 181.8 shares of Common Stock issuable upon conversion of promissory notes held by Mr. Magliato and his wife.

(3) Includes a warrant to purchase 72,911 shares of Common Stock and an option to purchase 50,000 shares.

(4)   Includes options to purchase 100,000 shares of Common Stock.

(5) Includes an option to purchase 268,750 shares of Common Stock and warrants to purchase 62,500 shares of Common Stock.

(6) An option to purchase 62,500 shares of Common Stock expired 90 days from the date of termination of Mr. Garber's employment with the Company on December 7, 1998, pursuant to the Severance Agreement and Mutual Releases between Mr. Garber and the Company dated as of the same date.

(7) These shares include all of the shares issuable pursuant to the options and warrants described above.

                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

            The following table sets forth information regarding the directors and executive officers of the Company.

               Name                 Age             Position
               ----                 ---             --------

        Frank C. Magliato           48       Chairman, Chief Executive
                                             Officer, President and Director

        Francis J. Calcagno         50       Director

        Lori Ann Perri              36       Director

        Barry Catmur                37       Vice President of Operations

        Diego E. Roca               31       Senior Vice President,
                                             Secretary and Treasurer

            The principal occupation for the past five years, and other biographical information with respect to each of the directors and executive officers of the Company is as follows:

            Frank C. Magliato has served as Chairman, Chief Executive Officer, President and a director of the Company since June of 1995. From February of 1993 to June of 1995, he was employed as President of Windsor Associates of New York City, a telecommunications consulting firm. From December of 1988 to February of 1993, he was employed as President of Telecorp Funding, Inc. and subsidiaries, a telecommunications company in New York City. Mr. Magliato received a Bachelor of Science degree in Engineering from Rensselaer Polytechnic Institute in 1973. He is a sibling of Lori Ann Perri.

            Francis J. Calcagno, a director of the Company since December 22, 1997, has been employed by Dominick & Dominick, LLC since February 1998 as a Senior Managing Director. From February of 1994 to January of 1998 he was employed as managing director in the corporate finance practice of Deloitte & Touche LLP ("Deloitte & Touche"). Prior to joining Deloitte & Touche, Mr. Calcagno was the Vice President in charge of Corporate Development of Franklin Holding Company, a publicly-held company from 1993 to 1994. Mr. Calcagno received a Bachelor of Science degree in Electrical Engineering from Worcester Polytechnic Institute in 1971 and an MBA from Washington University in 1973.

            Lori Ann Perri, CPA, sibling of Frank C. Magliato, has served as a director of the Company since November of 1995. She has been employed by the publishing division of Time,

Inc. in New York City since August of 1995 and presently serves as Director of Finance. From August of 1993 to August of 1995, she was employed by Computer Dynamics, Inc. of Virginia Beach, Virginia as Director of Finance and Accounting. Ms. Perri received a Bachelor of Science degree in Accounting from Hofstra University in 1987. She is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

            Barry P. Catmur has been employed by the Company since June of 1996 as the Vice President of Special Projects and Business Development. In November of 1998 he was promoted to Vice President of Operations. From 1989 through 1996 he was involved in the management and operation of restaurants and clubs in Newport, Rhode Island, New York City, New York and Southampton, New York. Prior to this he was a licensed Stock Broker in New York City. Mr. Catmur received a Bachelor of Science degree in Resource Economics from the University of Vermont in 1983.

            Diego E. Roca began employment with the Company during July of 1995 on a part-time basis. He began full-time employment during September 1996 when he became Vice President of Operations. On June 8, 1998 he was named Chief Operating Officer. As of June, 1999 he bacame Vice President of National Business Development. From May of 1995 to September of 1996, he served as a consultant to various entities in the telecommunications industry. From October of 1991 to May of 1995, he was employed by Telecorp Funding, Inc. and subsidiaries. He served as Assistant Controller in 1991 and became Controller in 1992. Mr. Roca received a Bachelor of Science degree in Accounting from Queens College in 1992.

                        BOARD OF DIRECTORS AND COMMITTEES

Board of Directors and Committee Meetings

            During fiscal year ended June 30, 1999, the Board of Directors met ten times. On March 31, 1998, the Board of Directors established the following additional Committees to perform duties previously performed by the Board of Directors acting as a whole, which Committees met as follows during the remainder of the fiscal year: the Audit Committee met one time; the Compensation Committee met twice; and the Awards Committee did not meet. Each of the Company's Directors attended at least 75% of the total number of meetings of the Board and Committees on which he served during the Company's fiscal year ended June 30, 1999.

            The Company does not have a committee of directors concerned with the selection of nominees for election as directors, a matter which is considered by the entire Board of Directors.

Committees of the Board of Directors

            Audit Committee. The Audit Committee consists of one independent director, Francis J. Calcagno, and Lori Ann Perri, a relative of the Chief Executive Officer and President of the Company. The Audit Committee is charged with providing oversight of the Company's financial reporting process, recommending the engagement of independent accountants to audit the Company's financial statements, discussing the scope and results of the audit with the independent accountants, reviewing the need for internal auditing procedures, reviewing the Company's system of internal controls and performing such other related duties and functions as are deemed appropriate by the Audit Committee and the Board of Directors.

            Compensation Committee; Compensation Committee Interlocks and Insider Participation. The Compensation Committee consists of one independent director, Francis J. Calcagno, and Frank C. Magliato, who is also the President and Chief Executive Officer of the Company. The Compensation Committee is responsible for reviewing general policy matters relating to compensation and benefits of directors and officers, and determining the total compensation of the officers and directors of the Company.

            Awards Committee. The Awards Committee consists of Francis J. Calcagno. The Awards Committee is comprised solely of "disinterested persons" and "Non-Employee Directors" as such terms are used in Rule 16b-3 promulgated under the Exchange Act, and "outside directors" as such term is used in Treasury Regulation Section 1.162-27(c)(3) promulgated under the Internal Revenue Code of 1986, as amended (the "Code"). The Awards Committee is responsible for administering the Digitec 2000, Inc. Stock Incentive Plan (the "Plan"), including the granting of awards pursuant to the Plan.

                              ELECTION OF DIRECTORS

            At this Annual Meeting three directors will be elected, to serve until the 2000 Annual Meeting of Shareholders and until their respective successors are elected and qualify. Unless otherwise specified, shares represented by proxies solicited hereby will be voted for the election of Mr. Frank C. Magliato, Mr. Francis J. Calcagno and Ms. Lori Ann Perri to serve a one-year term.

            Set forth above under "Directors and Executive Officers of the Company" is certain information regarding the nominees. All nominees have agreed to serve if elected. If for any reason not now known by the Company any of said nominees should not be able to serve, the proxies will be voted for a substitute nominee or nominees who will be designated by the Board of Directors. The affirmative vote of a plurality of the total votes cast is required for the election of directors.

                             APPOINTMENT OF AUDITORS

            On October 12, 1999 the Board of Directors of the Company, on the recommendation of its Audit Committee, appointed the accounting firm of BDO Seidman, LLP ("BDO"), independent certified public accountants, as the independent auditors of the Company for its fiscal year ending June 30, 2000. BDO has no financial interest of any kind in the Company and has no other connection with the Company except for providing occasional management consultation services. BDO has been the Company's independent certified public accountants since July, 1995.

            A representative of BDO is expected to be present at the Annual Meeting. He will have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions from any shareholders.

            The affirmative vote of a majority of the votes cast by holders of the outstanding shares of Common Stock and the outstanding shares of Preferred Stock present in person or by proxy and entitled to vote at the Annual Meeting, voting as a single class, is required to approve the appointment of BDO.

            The Board of Directors recommends that the shareholders vote for the proposal to approve the appointment of BDO as the Company's independent certified public accountants for the fiscal year ending June 30, 2000.

                             EXECUTIVE COMPENSATION

            The following table sets forth information with respect to the aggregate remuneration paid by the Company to the Chief Executive Officer and three other executive officers (the "Named Executives") of the Company for the fiscal years ended June 30, 1999, 1998 and 1997.

                                                        Annual                       Long Term
                (a)                     (b)          Compensation               Compensation Awards
                ---                     ---          ------------               -------------------

           Name and                   Fiscal     Salary         Bonus          Securities Underlying
      Principal Position               Year       ($)            ($)               Options/SARs
Frank C. Magliato, Chief               1999     $155,208      $     --                    --
Executive Officer, President and
Director                               1998     $173,958      $     --                    --

                                       1997     $125,000      $ 35,000                    --

Diego E. Roca, Senior Vice             1999     $150,827      $     --                    --
President, Secretary and
Treasurer                              1998     $143,958      $     --                50,000(1)
                                                                                     100,000(2)
                                       1997     $ 75,342      $ 25,000               187,500(3)

Barry Catmur, Vice President of        1999     $77,369       $     --                    --
Operations
                                       1998     $    --       $     --                    --

                                       1997     $    --       $     --                    --

Charles Nelson Garber, Vice            1999     $88,032       $     --                    --
President and Chief Financial
Officer(4)                             1998     $10,156       $ 25,000(4)            150,000(2)

                                       1997     $    --       $     --                    --

----------
(1) Such Options vest quarterly over a one-year period commencing on the date of grant and expire ten years from date of grant.

(2) Of such Options, 50,000 vest immediately upon the date of grant and the remainder vest quarterly over a two-year period commencing on the date of grant; in the case of Mr. Garber, a vested option to purchase 62,500 shares expired 90 days from the date of termination of Mr. Garber's employment with the Company on December 7,1998, and the remainder scheduled to vest in the future expired on that date.

(3)   Vested upon grant.

(4) Mr. Garber's affiliation with the Company terminated on December 7, 1999. The amounts shown above represent all compensation paid to Mr. Garber during the 1999 fiscal year, including the payments made pursuant to the Severance Agreement and Mutual Releases, dated as of December 7, 1998, between Mr. Garber and the Company.

Employment Agreements and a Severance Agreement

            The Company entered into separate employment agreements with Messrs. Magliato, Roca and Garber. Except with respect to the positions to be occupied, the duties to be performed and the renumeration to be paid, the agreements of Messrs. Magliato and Roca are on identical terms and conditions and provide for the following: (i) a term of three years commencing June 30, 1997; (ii) the Board of Directors to review each employee's base salary at least annually during the term and the Board of Directors to be able to increase such salaries in its sole discretion; (iii) if an employee's service is actually or constructively terminated by the Company without cause, for the payment of the employee's then base salary and performance bonus for the remainder of the term;
(iv) that in the event of the death of an employee, for the payment of the employee's then base salary to the employee's surviving spouse or estate as is applicable for a period of six months; (v) in the event of the disability of employee, compensation will terminate except to the extent payment is provided for in the then-existing disability or extended side plan; (vi) the full participation by the employee in the Company's benefits available to the Company's other employees; (vii) that all trade secrets, inventions, work products, methods, software and similar property which relate to the Company's business and are developed by the employee are the property of the Company;
(viii) in the event of either the employee's voluntary termination of employment, the employee's involuntary termination for cause or the employee's failure to accept an extension of the employment agreement on substantially similar terms, the employee agrees not to conduct any activity competitive to the Company for a period of two years from the termination; (ix) in the event the Company does not renew the employment agreement on substantially similar terms at its expiration, employee shall receive six months severance pay; and (x) other terms customarily contained in similar employment agreements. Messrs. Magliato and Roca will devote full-time to the affairs of the Company.

            The employment agreements of Messrs. Magliato and Roca provide for base salaries as follows: (i) Mr. Magliato-$175,000 in fiscal 1998, $225,000 in fiscal 1999 and $250,000 in fiscal 2000 and (ii) Mr. Roca-$150,000 in fiscal 1998, $200,000 in fiscal 1999 and $225,000 in fiscal 2000. In connection with his employment agreement Mr. Roca also received an option to purchase 187,500 shares of Common Stock at $14.50 per share.

            In addition to the base salaries, the employment agreements of Messrs. Magliato and Roca provide for an annual performance bonus commencing in the fiscal year ending June 30, 1997 (prorated for the number of months the agreements were in effect for the fiscal year ending June 30, 1997) to each of the officers equivalent to a percentage of the Company's adjusted annual net income before deprecation and amortization, interest and income tax as follows:
(i) Mr. Magliato-2% and (ii) Mr. Roca-1.5%.

            The employment agreement of Mr. Garber provided for the following terms and conditions: (i) an initial two-year term renewed automatically for an additional year on June 30th of each succeeding year unless the Board of Directors or the President gives Mr. Garber three months notice; (ii) an initial base salary of $162,500 subject to adjustment to $212,500 upon a change in the annual base salary of the President; (iii) Compensation Committee review of the base salary at least annually; (iv) a signing bonus of $25,000 paid upon commencement of employment; (v) eligibility for annual bonuses to be determined by the Compensation Committee; (vi) an option to purchase 150,000 shares of the Company's Common Stock at $8.25 per share; (vii) participation in benefit plans typically provided to other executives of the Company; (viii) upon termination of employment due to death or without cause, payment of the base salary earned but not yet paid, immediate vesting of all stock options or other awards, continuation of health benefits for 18 months, and a lump sum severance benefit;
(ix) upon voluntary termination or termination for cause, payment of accrued base salary and any stock options or awards vested prior to such date; and (x) during the term of the agreement employee shall not engage in any competitive activity or take any corporate opportunity for himself or another entity. Mr. Garber and the Company entered into the Severance Agreement and Mutual Releases dated as of December 7, 1998 (the "Severance Agreement") in which the Company accepted Mr. Garber's resignation as an officer and employee of the Company. Pursuant to the terms of the Severance Agreement, Mr. Garber was paid $36,685.95 as deferred compensation owed to him by the Company and $16,346.16 as payment for additional consulting services to be provided by Mr. Garber through January, 1999. Mr. Garber expressly waived all rights to additional sums, except as expressly provided for in the Severance Agreement.

Stock Option Grants

            None granted during 1999 fiscal year.

            The following table sets forth information concerning the year-end value of unexercised in-the-money options held by each of the Named Executives.

Aggregated Option/SAR Exercises And Fiscal Year-end Option/SAR Values

                                    Number of Securities Underlying   Value of Unexercised In-the-Money
                                   Unexercised Options/SARs at Fiscal  Options/SARs at Fiscal Year End
                                              Year-End(#)                           ($)(1)

               Name                    Exercisable/Unexercisable          Exercisable/Unexercisable
Diego E. Roca                                250,000/87,500                         $0/$0
Charles N. Garber                                  0/0                                 --


      (1) Based on a year-end fair market value of the underlying securities equal to $2.44 per share.

Director Remuneration

            All directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at Board of Directors and committee meetings. Each non-employee director also receives annual compensation of $15,000, which shall accrue until the Company achieves profitable operations.

Compensation Committee Report on Executive Compensation

            Executive Compensation Policy. Since the formation of the Compensation Committee and the Awards Committee on March 31, 1998, the Company's compensation policy for all of its executive officers is formulated and administered by the Compensation Committee of the Board of Directors. The Awards Committee, which is comprised solely of "disinterested persons" or "Non-Employee Directors," as such terms are used in Rule 16b-3 promulgated under the 34 Act, and "outside directors," as such term is used in Treasury Regulation Section 1.162- 27(c)(3) promulgated under the Code, separately administers the Plan, under which the Company periodically grants options to the executive officers and other employees of the Company. Prior to the formation of the foregoing Committees, executive and director compensation and the determination of the individuals to be granted options and the exercise prices, vesting provisions and other terms of options granted under the Plan were at the discretion of the entire Board of Directors.

            General. The primary goals of the Company's compensation policy are to attract, retain and motivate skilled executive officers, and to provide incentives for them to act in the best interests of the Company's shareholders. In determining the level of executive compensation, certain quantitative and qualitative factors, including, but not limited to, the Company's operating and financial performance, the individual's level of responsibilities, experience, commitment, leadership and accomplishments relative to stated objectives, and marketplace conditions are taken into consideration.

            In negotiating the terms of employment agreements with Messrs. Magliato, Roca and Garber, the Board of Directors had taken into consideration Mr. Magliato's and Mr. Roca's significant roles in establishing the Company as a leader in an emerging new niche of the telecommunications industry and marketplace conditions and Mr. Garber's experience in the telecommunications industry. Summaries of the key provisions of these employment agreements are included elsewhere in this Proxy Statement. See "Employment Agreements."

            In view of the Company's financial performance during the fiscal year ended June 30, 1999, no cash bonuses were authorized for the Chief Executive Officer and the Named Executives. Messrs. Magliato's, Catmur's and Roca's base salaries were reduced approximately fifty percent pending significant improvement in the performance of the Company. The Committee feels that the salaries called for by the employment agreements with the Chief Executive Officer and Named Executives under current contractual arrangements are consistent with the duties and experience of the individuals. Further incremental adjustments to cash compensation not expressly provided for in the individual employment agreements will be predicated upon the Company's performance and individual achievements.

            Chief Executive Officer's Compensation. For 1999, the compensation of Frank C. Magliato, the Chief Executive Officer of the Company, was set by the terms of his employment agreement. Mr. Magliato also participates in benefit programs that are generally available to employees of the Company, including medical benefits. Mr. Magliato has not participated in the Plan to date. Future adjustments to compensation not provided for in Mr. Magliato's employment agreement will be dependent upon the performance of the Company and his individual performance and achievements.

            Executive Officer Compensation. For the fiscal year ended June 30, 1999, compensation paid to Messrs. Roca and Garber was determined primarily pursuant to the terms of the employment agreements negotiated by the Company with the executives. Mr. Catmur's original base salary was felt to be in line with his assumption of his dutes as Vice President of Operations. Future adjustments to compensation not provided for in the employment agreements with Mr. Roca and adjustments to Mr. Catmur's base salary will depend on the Company's performance and individual performance and achievements.

            Section 162(m) of the Code. Section 162(m) of the Code generally limits to $1 million the deductibility by the Company of compensation paid in any one year to any executive officer named in the Summary Compensation Table below. As none of the executive officers of the Company are currently paid compensation in excess of $1 million, the Company has not yet developed a policy with respect to Section 162(m) of the Code.

                                               Submitted by,

                                               The Compensation Committee
                                               Francis J. Calcagno
                                               Frank C. Magliato

                                PERFORMANCE GRAPH

            The following graph compares the cumulative return on the Common Stock from October 15, 1996, the first day of public trading of the Common Stock to June 30, 1999 with such return of NASDAQ National Market Index ("NNM") and the NASDAQ Telecommunications Index ("IXTC"), consisting of companies which provide types of services similar to those presently offered by the Company. The performance graph assumes (i) $100 was invested on October 15, 1996 and (ii) reinvestment of dividends. Each measurement point on the graph below represents the cumulative shareholder return as measured by the last sale price at the end of each period during the period from October 15, 1996 through June 30, 1999.

                      Comparison of Cumulative Total Return

                                             DGTT           NNM            IXTC
                                             ----           ---            ----

October 15, 1996                            100.00         100.00         100.00

December 31, 1996                            73.15         102.62         101.08

March 31, 1997                               88.89          97.11          94.49

June 30, 1997                                96.30         114.62         116.43

September 30, 1997                          105.56         133.99         135.52

September 31, 1997                           46.30         124.82         143.54

March 31, 1998                               65.28         145.91         181.78

June 30, 1998                                44.44         150.60         193.31

September 30, 1998                           25.89         134.64         170.18

                            Comparison of Cumulative Total Return

                                              DGTT           NNM           IXTC
                                              ----           ---           ----

December 31, 1998                             13.61        174.30         234.50

March 31, 1999                                 6.92        195.66         289.47

June 30, 1999                                 17.40        213.52         306.69

                          COMPLIANCE WITH SECTION 16(a)
                                  OF THE 34 ACT

            Section 16(a) of the 34 Act requires the Company's officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers. Officers, directors and beneficial owners of greater than ten percent of the Company's Common Stock are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

            The Company has concluded, based solely on a review of the copies of the Section 16(a) report forms furnished to the Company, that with respect to the period from December 29, 1998 through June 30, 1999 all such forms were filed in a timely manner by the Company's officers, directors and greater than ten-percent beneficial owners.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            On March 31, 1998, the Company entered into an agreement (the "Investment Agreement") with Premiere Communications, Inc., a deemed beneficial owner of over 5% of the Common Stock ("Premiere"), in which Premiere received 61,050 shares of Preferred Stock, valued by the Board of Directors at $6,105,093. The $6,105,093 included approximately $4.6 million which was attributable to prepaid telephone cards ("Cards") purchased in the normal course of business and a $1.5 million one-time promotional expense for extra minutes processed by Premiere on Cards activated under an existing program. The $4.6 million receivable included price adjustments on one of the Company's programs, Cards returned by distributors to the Company due to service problems not honored by Premiere and $1.5 million of excess minutes which the Company charged its main distributor on March 31, 1998. During the fourth quarter of fiscal 1998, the distributor informed the Company that no monies were collected. Therefore, the Company reversed the sale of these minutes and charged the $1.5 million as an additional promotional expense. The Preferred Stock is convertible into Common Stock at any time at

Premiere's option and the Company has the right to require Premiere to convert the Preferred Stock after March 31, 1999. The Certificate of Designation for the Preferred Stock provides for certain voting, liquidation, and registration rights and calculates the conversion by multiplying 61,050, the number of shares of Preferred Stock issued in connection with the Investment Agreement by $100, the Investment Amount, as defined in the Certificate of Designation and then dividing by $8.346, the Conversion Price, as defined in the Certificate of Designation, resulting in a total of 731,462 shares of Common Stock to be issued upon conversion, subject to adjustment in connection with certain subsequent issues of securities. The Company may call the redemption of each share of Preferred Stock at any time for $100 a share plus accrued dividends.

            During September, 1998, the Company issued $1,200,000 of its 10% six-month notes (the "10% Notes") with warrants to purchase 600,000 shares of the Company's Common Stock at an exercise price of $2.375 per share (the $2.375 Warrants"), subject to certain adjustments. The $2.375 Warrants are exercisable for five years from the date of issuance. The exercise price under the $2.375 Warrants was set at the closing price of the Common Stock on September 4, 1998. Nine investors participated in this offering, including Mr. Magliato and his family, and a former director of the Company. The issuance and sale of the 10% Notes and $2.375 Warrants was exempt from registration under the Securities Act pursuant to Regulation D.

            During October, 1998, the Company borrowed $100,000 from Doreen Porreca, the mother-in-law of Mr. Magliato.

            During May, 1999, the Company exchanged its 10% Notes and $2.375 Warrants for the Company's 10% Two Year Notes in like principal amount bearing interest at 10% per annum and convertible at $1.10 per share of Common Stock and accompanying Warrants to purchase up to 1,800,000 shares of Common Stock at $1.10 per share, pursuant to an exchange offer letter transmitted to the holders of the outstanding 10% Notes and $2.375 Warrants.

            In November 1998, as part of its transition to becoming a sales, marketing and distribution company, the Company reached a verbal agreement with TecNet, Inc., a holder of approximately 21% of the Common Stock of the Company, to carry the remaining unprocessed minutes on the Company's facilities-based debit cards. In January 1999 the Company began funding its operating shortfall through the sale of demand promissory notes to TecNet, Inc. The demand promissory notes bear interest at the rate of 10% per annum. The Company has no commitment from TecNet, Inc. for continued financing. Subsequently, in the fourth quarter of fiscal year 1999 the Company reached a verbal agreement with TecNet, Inc. to sell their bundled cards, resulting in approximately $701,000 of revenue. Also during the fourth quarter of fiscal year 1999, the Company was provided a consultant through TecNet, Inc. Total services rendered amounted to approximately $38,000 which was accounted for as capital contribution. The following presents the detail of the amounts payable to TecNect, Inc. at June 30, 1999:

                    Demand notes payable(1)              $1,884,190
                    Payable for bundled phone cards         574,028
                    Payable for unprocessed minutes       4,391,167
                                                         ----------
                                                          6,849,385
----------
      (1) Included in the balance of demand notes payable is a June 30, 1999 note in the amount of $260,000 which was not funded until July 2, 1999.

                     ANNUAL REPORT AND FINANCIAL INFORMATION

            A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, containing audited consolidated financial statements of the Company for the past two fiscal years, has been enclosed with this Proxy Statement.

                         DATE FOR SHAREHOLDER PROPOSALS

            Shareholder proposals intended for submission at the 2000 Annual Meeting of Shareholders must be received by the Company at its principal executive offices, 8 West 38th Street, New York, New York 10018, no later than June 28, 2000 to be eligible for inclusion in the Company's proxy statement and form of proxy relating to the 2000 Annual Meeting of Shareholders.

                                  OTHER MATTERS

            The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY

                                            By Order of the Board of Directors,

                                            DIEGO E. ROCA
                                            Secretary

New York, New York
October 20, 1999

                               DIGITEC 2000, INC.

                    PROXY SOLICITED ON BEHALF OF THE BOARD OF
                  DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 9, 1999

            The undersigned hereby appoints Diego E. Roca and Barry P. Catmur, and each of them, proxies with full power of substitution to vote all shares of the Common Stock, $.001 par value per share, and the Series A Preferred Stock, $.001 par value per share, of DIGITEC 2000, INC. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of DIGITEC 2000, INC. to be held on Wednesday, December 9, 1999 at 10:00 a.m. and at any adjournment thereof, as designated below with respect to the election of three directors and approval of the appointment of BDO Seidman, LLP as independent certified public accountants for fiscal year ended June 30, 2000 and, in the discretion of such proxies, with respect to such other matters as may properly come before the meeting, hereby revoking any proxy heretofore given.

            The undersigned hereby acknowledges receipt of the Notice of, and Proxy Statement for, the aforesaid Annual Meeting.

1.    Election of Directors: Francis J. Calcagno, Frank C. Magliato and Lori Ann
      Perri:

            FOR   |_|             WITHHOLD   |_|             FOR EXCEPT   |_|
                                  vote for all
                                    nominees

      To withhold authority to vote for any individual nominee while voting for the remainder, write this nominees name in the following space:

2. Proposal to approve appointment of BDO Seidman, LLP as the Company's independent certified public accountants for the fiscal year ending June 30, 2000.

            FOR   |_|             AGAINST   |_|             ABSTAIN   |_|

                     (PLEASE MARK, SIGN AND DATE ON REVERSE
                   SIDE AND RETURN IN THE ENCLOSED ENVELOPE.)

            This proxy will be voted as directed on the reverse side by the undersigned shareholder. The Board of Directors recommends a vote FOR the election of each nominee above named, and if no direction is made, this proxy will be voted FOR the election of each nominee. The Board of Directors also recommends a vote FOR the proposal to approve the appointment of BDO Seidman, LLP as the Company's independent certified public accountants for the fiscal year ending June 30, 2000, and if no direction is made, this proxy will be voted FOR each such proposal.

                      Number of shares owned: ____________

                      Dated:________________________, ____

                      (X)_________________________________

                      (X)_________________________________

                                    (Please date and sign exactly as indicated.
                                    For joint accounts, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, or for a corporation, please give your full title.)

            Unless the date has been inserted above, the proxy shall be deemed to be dated for all purposes as of the date on which it is received by Digitec 2000, Inc.

       (PLEASE MARK, DATE AND SIGN AND RETURN IN THE ENCLOSED ENVELOPE.)